Exhibit 3

LOCK-UP AGREEMENT

August [______], 2024

Dawson James Securities, Inc.,

acting as representative to the several underwriters:

Re:	Underwriting Agreement, dated August [_________], 2024 (the “Underwriting Agreement”), by and between Safe Pro Group Inc. (the “Company”) and Dawson James Securities, Inc., acting as representative (the “Representative”) of the several underwriters (collectively, the “Underwriters”)

Ladies and Gentlemen:

The undersigned irrevocably agrees with the Company that, from the date hereof until one hundred eighty (180) days following the Closing Date (as defined in the Underwriting Agreement) (such period, the “Restriction Period”), the undersigned will not offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any Affiliate (as defined in the Underwriting Agreement) of the undersigned or any person in privity with the undersigned or any Affiliate of the undersigned), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to, any shares of common stock of the Company or securities convertible, exchangeable or exercisable into, shares of common stock of the Company beneficially owned, held or hereafter acquired by the undersigned (the “Securities”). Beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. In order to enforce this covenant, the Company shall impose irrevocable stop-transfer instructions preventing the transfer agent of the Company from effecting any actions in violation of this letter agreement. The Representative may consent to an early release from the Restriction Period if, in its sole and absolute discretion, the market for the Securities would not be adversely impacted by sales and in cases of financial emergency. Notwithstanding the foregoing, if the undersigned is an officer or director of the Company, they shall be permitted to makes sales of Company common stock commencing 90 days following the Closing Date pursuant to a Rule 10b5-1 plan established with the Representative in such form as mutually agreed upon by the undersigned and the Representative.

The undersigned acknowledges that the execution, delivery and performance of this letter agreement is a material inducement to each Underwriter to perform under the Underwriting Agreement and that each Underwriter (which shall be a third party beneficiary of this letter agreement) and the Company shall be entitled to specific performance of the undersigned’s obligations hereunder. The undersigned hereby represents that the undersigned has the power and authority to execute, deliver and perform this letter agreement, that the undersigned has received adequate consideration therefor and that the undersigned will indirectly benefit from the closing of the transactions contemplated by the Underwriting Agreement.

This letter agreement may not be amended or otherwise modified in any respect without the written consent of each of the Company, the Representative and the undersigned. This letter agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflict of laws. The undersigned hereby irrevocably submits to the exclusive jurisdiction of the United States District Court sitting in the Southern District of New York and the courts of the State of New York located in Manhattan, for the purposes of any suit, action or proceeding arising out of or relating to this letter agreement, and hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that (i) it is not personally subject to the jurisdiction of such court, (ii) the suit, action or proceeding is brought in an inconvenient forum, or (iii) the venue of the suit, action or proceeding is improper. The undersigned hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by receiving a copy thereof sent to the Company at the address in effect for notices to it under the Underwriting Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. The undersigned hereby waives any right to a trial by jury. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The undersigned agrees and understands that this letter agreement does not intend to create any relationship between the undersigned and each Underwriter and that no issuance or sale of the Securities is created or intended by virtue of this letter agreement.

This letter agreement shall be binding on successors and assigns of the undersigned with respect to the Securities and any such successor or assign shall enter into a similar agreement for the benefit of the Underwriters.

This letter agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provisions hereof be enforced by, any of other Person.

*** SIGNATURE PAGE FOLLOWS***

This letter agreement may be executed in two or more counterparts, all of which when taken together may be considered one and the same agreement.

Signature

Print Name

Position in Company, if any

Address for Notice:

By signing below, the Company agrees to enforce the restrictions on transfer set forth in this letter agreement.

SAFE PRO GROUP INC.

By:
Name:
Title:

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